EXHIBIT 10.13

MAGELLAN HEALTH & WELFARE PLAN

(Effective as of October 1, 2003)

MAGELLAN HEALTH & WELFARE PLAN

i

ARTICLE VII Funding	4

7.1 Mechanics	4

ARTICLE VIII Administration	4

8.1 Administration	4

8.2 Plan Administrator Powers and Duties	4

8.3 Procedures and Decisions	5

8.4 Forms and Requests for Information	5

8.5 Records	5

ARTICLE IX Amendment/Termination	5

9.1 Amendment, Modification and Termination	5

ARTICLE X General	5

10.1 Employment Rights	5

10.2 Construction of Agreement	6

10.3 Severability	6

10.4 Headings	6

ii

MAGELLAN HEALTH & WELFARE PLAN

MAGELLAN MIDSTREAM HOLDINGS, L.P. (the “Company”), a limited partnership, hereby adopts the Magellan Health & Welfare Plan (the “Plan”) upon the following terms and conditions.

ARTICLE I

Name, Purpose and Legal Status of the Plan

1.1 Name of Plan. This Plan shall be known as the “Magellan Health & Welfare Plan.”

1.2 Purpose of Plan. The purpose of this Plan is to provide specified medical, dental, vision, life, AD&D, LTD, EAP and flexible spending account benefits for the exclusive benefit of certain Participants and Dependents in the amounts and for the periods herein specified and provided. This Plan is intended to qualify as an accident and health plan under Code Section 105. It is intended that the value of the coverage and benefits hereunder be excluded from gross income of Participants and Dependents to the extent permitted under the Code.

1.3 Legal Status. The Plan is intended to be an employee welfare benefit plan as defined in Section 3(1) of ERISA. Nothing in this Plan shall be construed as requiring compliance with ERISA provisions that do not otherwise apply.

ARTICLE II

Definitions and Construction

2.1 Definitions. Where the following capitalized words and phrases appear in this instrument, they shall have the respective meanings set forth below unless a different context is clearly expressed herein.

(a) Benefits. The word “Benefits” shall mean the benefits described in the Summary Plan Description.

(b) COBRA. The word “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(c) Code. The word “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code shall include reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

(d) Company. The word “Company” shall mean Magellan Midstream Holdings, L.P. and its successors.

(e) Dependents. The word “Dependents” shall mean the eligible dependents of the Participant as described in the Summary Plan Description.

(f) Employer. The word “Employer” shall mean the Company, and its successors, and any subsidiaries and affiliates of the Company which adopt this Plan.

(g) ERISA. The word “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

(h) Participant. The word “Participant” shall mean an employee of the Employer as defined in the Summary Plan Description who has also met the eligibility requirements as set forth in the Summary Plan Description.

(i) Plan Administrator. The words “Plan Administrator” shall mean the Company or such other person, committee or entity as may be appointed from time to time by the Company to supervise or perform the administration of the Plan.

(j) Summary Plan Description. The words “Summary Plan Description” shall mean the summary plan descriptions set forth at Exhibit A as the same may be amended and supplemented from time to time. The terms and provisions of the summary plan descriptions are incorporated into and made part of this Plan. Any amendment, change, substitution of or supplement to the various summary plan descriptions shall automatically become part of this Plan and shall be incorporated herein. Specifically, any summary of material modifications distributed to Participants shall be either a change or supplement to the summary plan descriptions to which it relates and will automatically become a part of this Plan.

(k) Section 125 Program. The words “Section 125 Program” shall mean the terms and provisions of the portion of the Plan set forth in Exhibit A-10 attached hereto and incorporated herein by reference, which is intended to qualify as a “cafeteria plan” under Section 125 of the Code. Such Section 125 Program shall not be considered a separate plan for purposes of ERISA.

2.2 Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Any word appearing herein in the plural shall include the singular, where appropriate, and likewise the singular shall include the plural, unless the context clearly indicates to the contrary.

ARTICLE III

Participation

3.1 Participation. A Participant and Dependents will begin participation in this Plan on the dates specified in the Summary Plan Description and the Section 125 Program, as applicable. All Participants and Dependents must comply with the enrollment procedures outlined in the Summary Plan Description and the Section 125 Program, as applicable, or otherwise established by the Plan Administrator.

3.2 Termination of Participation. Participation in the Plan by a Participant and Dependents will end as specified in the Summary Plan Description and the Section 125 Program, as applicable.

3.3 COBRA Continuation Coverage. The Plan shall comply with the health plan continuation requirements of COBRA. Such requirements are discussed in detail in the Summary Plan Description and the Section 125 Program, as applicable.

ARTICLE IV

Contributions

4.1 Employer and Participant Contributions. The Plan Administrator shall, in its sole discretion, determine the amount of contributions to be made by the Participants and Employer for each Plan year. The Plan Administrator shall communicate the contribution rates for the relevant Plan year prior to the time at which Participants must elect to participate in the Plan for a particular Plan year. The Plan Administrator retains the right to establish additional procedures and provisions for determining the time and amount of contributions to this Plan.

ARTICLE V

Benefits

5.1 Description of Benefits. The Participant and Dependents will be entitled to the applicable benefits summarized and described in the Summary Plan Description and the Section 125 Program, as applicable, for this Plan. The Participant and Dependents will also be subject to any applicable benefit limitations and exclusions as provided and described in the Summary Plan Description and Section 125 Program for this Plan, as applicable. The Employer intends that the Plan terms, including those relating to coverage, benefits and limitations are legally enforceable and that the Plan is maintained for the exclusive benefit of the Participants and Dependents.

5.2 Manner of Providing Benefits. The benefits under the Plan may be self-funded, fully insured or a combination thereof as solely determined by the Plan Administrator. The Plan Administrator may also decide within its sole discretion to provide and utilize preferred provider organizations, point of service arrangements and/or health maintenance organizations on a location-by-location basis.

ARTICLE VI

Claims

6.1 Claims and Claim Procedures. Each claim for benefits under the Plan must be filed in accordance with the terms of the Summary Plan Description and the Section 125 Program, as applicable. All claims for benefits under the Plan will be processed and may be appealed in accordance with the procedures set forth in the Summary Plan Description and the Section 125 Program, as applicable.

6.2 Payments. Payments of any claims will be made in accordance with the provisions of the Summary Plan Description and the Section 125 Program, as applicable.

6.3 Non-Assignment. Unless otherwise stated in the Summary Plan Description and the Section 125 Program or in a lawful court order that has been served upon the Plan, no assignment of any rights or benefits under this Plan may be made.

ARTICLE VII

Funding

7.1 Mechanics. The Plan Administrator determines the necessity and amount of Employer and Participant contributions to fund each of the respective Plan benefits. The Plan Administrator may change and/or terminate the manner of funding the benefits of this Plan.

ARTICLE VIII

Administration

8.1 Administration. The Plan shall be administered by the Plan Administrator. The Plan Administrator, subject to the succeeding provisions, shall interpret the Plan and shall determine all questions arising in the administration of the Plan. The Plan Administrator’s decisions and interpretations and the application of the rules and regulations to a particular case shall be made in good faith and shall not be subject to review by anyone, and shall be final, conclusive and binding on all persons interested in the Plan, subject only to the claims review procedures as set forth in Article VI.

8.2 Plan Administrator Powers and Duties. The Plan Administrator shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not limited to the following:

(a) discretionary authority to construe and interpret the Plan, decide all questions of eligibility, determine the amount, manner and time of payment of any benefits hereunder and to resolve any ambiguities with respect to any of the terms and provisions of the Plan as written and as applied in the operation of the Plan;

(b) to prescribe procedures to be followed by Participants in making elections under the Plan and in filing claims under the Plan;

(c) to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

(d) to receive from the Company and from the Participants such information as shall be necessary for the proper administration of the Plan;

(e) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate; and

(f) to appoint or employ individuals and any other agents it deems advisable, including legal counsel, to assist in the administration of the Plan and to render advice with respect to any fiduciary responsibility of the Plan Administrator, or any of its individual members, under the Plan.

8.3 Procedures and Decisions. The Plan Administrator may adopt such procedures as it deems necessary, desirable, or appropriate for the administration of the Plan. All procedures and decisions of the Plan Administrator shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant, Dependent or the legal counsel for the Plan Administrator.

8.4 Forms and Requests for Information. The Plan Administrator may require a Participant to complete and file such forms as are provided for herein and all other forms prescribed by the Plan Administrator, and to furnish all pertinent information requested by the Plan Administrator. The Plan Administrator shall be entitled to rely upon all such information, including the Participant’s current mailing address.

8.5 Records. The Plan Administrator shall keep all necessary records. The Plan Administrator shall make available to each Participant such of his records under the Plan as pertain to him, for examination at reasonable times during normal business hours.

ARTICLE IX

Amendment/Termination

9.1 Amendment, Modification and Termination. The Company hopes and expects to continue the Plan, but nevertheless reserves the right at any time to modify, amend or terminate the Plan, or any benefit under the Plan. Any such action may be taken by an approval or resolution of the Benefits Committee of the Company.

ARTICLE X

General

10.1 Employment Rights. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected hereby. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained in the employ of the Employer.

10.2 Construction of Agreement. This Plan shall be construed, administered and governed in all respects under applicable federal law, including, without limitation, the provisions of ERISA, and to the extent not preempted by federal law, under the laws of the State of Oklahoma without regard to conflicts of law provisions.

10.3 Severability. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.4 Headings. The headings of any section and subsections are for ease of reference only and shall not be construed to limit or modify the detailed provisions hereof.

IN WITNESS WHEREOF, the Company has executed this instrument to be effective as of the 1st day of October, 2003.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By	Magellan Midstream Management LLC, its General Partner

By	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President & CEO

“COMPANY”

EXHIBIT “A”

TO

MAGELLAN HEALTH & WELFARE PLAN

Plan Benefits/Options	Summary Plan Description
Group Medical Benefits – PPO and Out of Area	See Exhibit A-1

Groups Medical Benefits – POS	See Exhibit A-2

Group Medical Benefits – Retirees	See Exhibit A-3

Dental Benefits	See Exhibit A-4

Long-Term Disability Benefits	See Exhibit A-5

Term Life and AD&D Insurance Benefits	See Exhibit A-6

Business Travel Accident Insurance Benefits	See Exhibit A-7

Employee Assistance Program	See Exhibit A-8

Flexible Spending Accounts	See Exhibit A-9

Section 125 Program	See Exhibit A-10